Exhibit 5.2

Katten
Katten Muchin Rosenman LLP

July 6, 2012

Board of Directors

Taylor Capital Group, Inc.

9550 West Higgins Road

Rosemont, Illinois 60018

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Taylor Capital Group, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a registration statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the offer and sale from time to time of up to 19,363,615 shares of the Company’s Common Stock, $0.01 par value per share (the “Common Shares”), and up to 1,282,674 shares of the Company’s Nonvoting Convertible Preferred Stock, $0.01 par value per share (the “Preferred Shares”), by certain selling stockholders of the Company set forth in the Registration Statement, including members of the Taylor Family and various trusts for the benefit of members of the Taylor Family that beneficially own, in the aggregate, 5,340,933 Common Shares (the “Taylor Shares”). This opinion is limited to 5,193,820 of the Taylor Shares (the “Covered Shares”), and excludes the 142,225 Common Shares held by various trusts for the benefit of members of the Taylor family that were issued to such trusts on December 14, 2011 in connection with the Company’s rights offering (the “Rights Offering Shares”) and the 4,888 shares of restricted Common Stock that were issued to Jeffrey Taylor on November 6, 2008 in connection with Jeffrey’s service as a director of the Company (the “Restricted Shares”). A separate opinion will be delivered by Barack Ferrazzano Kirschbaum & Nagelberg LLP with respect to the Preferred Shares, the Rights Offering Shares, the Restricted Shares and the remainder of the Common Shares. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with this opinion, we have relied as to matters of fact, without investigation, upon certificates and written statements of directors, officers and employees of the Company. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such instruments, documents and records as we have deemed relevant and necessary to examine for the purpose of this opinion, including the documents listed on Exhibit A hereto.

In connection with this opinion, we have assumed the legal capacity of all natural persons, the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the due authority of the parties signing such documents, the authenticity of the documents submitted to us as originals and the conformity to authentic

Taylor Capital Group, Inc.

July 6, 2012

original documents of all documents submitted to us as certified, conformed or reproduced copies. In examining the documents executed or to be executed by parties other than the Company, we have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof.

Based upon and subject to the foregoing, it is our opinion that the Covered Shares have been duly authorized and validly issued and are fully paid and nonassessable.

Our opinion expressed above is limited to the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware constitution and the reported judicial decisions interpreting such laws, and we do not express any opinion concerning any other laws.

We hereby consent to use of our name under the heading “Legal Matters” in the Prospectus forming a part of the Registration Statement and to use of this opinion for filing as Exhibit 5.2 to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the related rules and regulations thereunder.

This opinion is given as of the date hereof and the effective date of the Registration Statement and we assume no obligation to advise you of changes that may thereafter be brought to our attention.

Very truly yours,

/s/ Katten Muchin Rosenman LLP

KATTEN MUCHIN ROSENMAN LLP

Exhibit A

1.	Registration Statement on Form S-3 as filed by Taylor Capital Group, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) on July 6, 2012.

2.	A specimen certificate representing the common stock of the Company, par value $0.01 per share.

3.	The Certificate of Incorporation of the Company, as presently in effect.

4.	The By-Laws of the Company, as presently in effect.

5.	Taylor Capital Group, Inc. 2002 Incentive Compensation Plan, as adopted on June 27, 2002.

6.	Taylor Capital Group, Inc. Employee Stock Ownership Plan, initially effective as of October 1, 1998 and terminated effective as of May 31, 2008, and each amendment thereto.

7.	Securities Purchase Agreement, dated as of September 4, 2008, by and among the Company and each of the buyers listed on the Schedule of Buyers attached thereto.

8.	Form of Subscription Agreement, dated as of September 4, 2008, by and among the Company, Cole Taylor Bank and the investors in the Company’s 2008 sub-debt offering.

9.	Form of Stock Purchase Warrant, dated as of September 29, 2008, issued to investors in the Company’s 2008 sub-debt offering.

10.	Tender offer statement on Schedule TO (File No. 005-78771), filed with the Commission on April 13, 2010, as amended and supplemented by Amendment No. 1 thereto filed with the Commission on April 22, 2010

11.	Securities Purchase Agreement, dated as of May 21, 2010, by and among the Company and the investors listed on the schedules attached thereto.

12.	Form of Stock Purchase Warrant, dated as of May 21, 2010, issued to investors in the Company’s 2010 sub-debt offering.

13.	Certificate of Designations of 8% Non-Cumulative, Convertible Perpetual Preferred Stock, Series C of the Company, filed with the Secretary of State of the State of Delaware on May 28, 2010.

14.	Exchange Agreement, dated as of October 13, 2010, by and among the Company, Prairie Capital IV, L.P. and Prairie Capital IV QP, L.P.

15.	Certificate of Designations of 8% Non-Cumulative, Non-Voting, Contingent Convertible Preferred Stock, Series F and Non-Voting Convertible Preferred Stock, Series G of the Company, filed with the Secretary of State of the State of Delaware on March 25, 2011.

16.	Form of Subscription Agreement for Series F Preferred Stock, dated as of March 29, 2011.

17.	Certificate of Amendment to the Certificate of Designations of 8% Non-Cumulative, Convertible Perpetual Preferred Stock, Series C of the Company, filed with the Secretary of State of the State of Delaware on December 27, 2011.

18.	Certain resolutions of the Board of Directors of the Company and various committees thereof relating to the issuance and sale of the Covered Shares and related matters.